EXHIBIT 99.1

News Release

NEW DEBT SECURITIES OF

US ONCOLOGY HOLDINGS, INC.

HOUSTON, TX — March 16, 2005 — US Oncology, Inc. (the “Company”) today announced that its parent company, US Oncology Holdings, Inc. (“Holdings”), has entered into an agreement to sell an aggregate $250 million principal amount of senior unsecured floating rate notes due 2015.  The floating rate notes will be general unsecured obligations of Holdings, and bear interest at a rate per annum, reset semi-annually, equal to LIBOR plus 5.25%. The floating rate notes are expected to be issued and sold in a private offering to institutional investors pursuant to Rule 144A and Regulation S under the Securities Act of 1933.

The net proceeds of the issuance of the floating rate notes, together with cash on hand of the Company, will be used to pay a dividend to the stockholders of Holdings, to make a payment to participants in Holdings’ 2004 Long-Term Cash Incentive Plan, and to pay related fees and expenses.  Subject to completion of an amendment to the Company’s existing senior secured credit facility, the Company anticipates that Holdings will issue the floating rate notes on March 29, 2005.

This announcement is neither an offer to sell nor a solicitation of an offer to buy the securities described herein. Holdings is offering the floating rate notes in reliance upon an exemption from registration under the Securities Act of 1933 for an offer and sale of securities that does not involve a public offering. The floating rate notes have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.